Exhibit 99.1

Touchpoint’s AIR RACE Announces Agreements to Host Air Race World
Championship Events in England and Australia

Inauguaral event to be held July 9-10 at Goodwood in West Sussex, England

Reigning AIR RACE World Champion Matt Hall returns home
to compete in November Air Race in Australia

Miami, Florida – March 31, 2022, Touchpoint Group Holdings, Inc. (OTCQB: TGHI), a media and digital technology holding company, today announced that it has entered into host city agreements to bring the Air Race World Championship to the United Kingdom and Australia in 2022.

The Company announced it will host the inauguaral race of 2022 at Goodwood in West Sussex, UK on July 9th-10th. Steeped in motor racing history, Goodwood is the ideal venue for the World Championship Series to take flight in a race calendar that will visit iconic cities and venues around the globe.

Chris Woodgate, CEO of The Goodwood Group, commented; “We’re delighted to announce that the Air Race World Championships are coming to Goodwood on July 9th-10th this year. Goodwood is an iconic location for exceptional experiences and prestigious motorsport events. Adding the Air Race World Championship helps cement our status globally.”

The Company will also host one of it’s Air Race World Championship events in November 2022 in Australia, with an option to host events in 2023 and 2024. Additional details on the host city and venue will be announced at a later date.

This will be the first time that an AIR RACE event has been held in Australia since Perth in 2010. It is expected that approximately 150,000 people will watch the event live. An estimated 50 million people are expected to view the two-day global broadcast through both Linear and OTT TV channels (Nielsen Sports).

Matt Hall, Reigning AIR RACE World Champion added, “The last time I raced in Australia was 2010, so to be racing again in Australia is really exciting.”

Nalin Jay, CEO of AIR RACE Limited commented, “I’m delighted to announce the we have signed these agreements for the inaugural 2022 race at the historic home of UK motorsport at Goodwood and in Australia for the 2022 Air Race Season, with options for 2023 and 2024. Australia has an incredible sporting legacy, and it is only fitting that we are racing in the home country of the current AIR RACE World Champion, Matt Hall. Both locations will provide a stunning backdrop for the Air Race and fans are expected to come from all over the world to watch what is still the fastest motorsport in the world. The whole world has gone through an incredibly difficult couple of years and we are now seeing the opportunity to commit once again to safe and large-scale public events. These two announcements, following our announcement of Jakarta last month, will be followed by several more over the coming weeks as we put together our final race calendar for 2022 and 2023.”

AIR RACE World Championship is a race format originally developed by Red Bull as the Red Bull Air Race. It was founded in 2003 and has hosted 94 championship series races around the globe. It has attracted viewers in 187 countries and has been broadcast to an audience of over 230 million viewers with over 2.3 billion media impressions worldwide in its most recent season. It is the largest live spectator sports event in the world attracting over 1 million spectators to a single air race on multiple occasions in cities such as Porto and Barcelona.

AIR RACE World Championship will build on the significant legacy that the Red Bull Air Race leaves behind, and is well positioned to deliver one of the world’s most thrilling and pioneering global sporting events – focused on future tech, innovation, clean energy and spectator experience. A video overview is available here.

AIR RACE is designed to push the boundaries of modern air racing, and will deliver a platform that supports and showcases the latest technological developments in green power and advanced aerial mobility. New race categories to be introduced include electric powered aircraft, EVTOL (vertical take off and landing) and JetPacks.

About Touchpoint Group Holdings.

Touchpoint Group Holdings Inc. is a media and digital technology acquisition and software company. For more information, see http://touchpointgh.com/.

Safe Harbor Statement

This news release contains “forward-looking” statements. These forward-looking statements are only predictions and are subject to certain risks, uncertainties and assumptions that could cause actual results to differ from those in the forward looking-statements. Potential risks include such factors as the inability to enter into agreements with parties with whom we are in discussions, the need to cancel or reschedule a race, uncertainty of consumer demand , as well as additional risks and uncertainties that are identified and described in the Company’s SEC reports. Actual results may differ materially from the forward-looking statements in this press release. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company does not undertake, and it specifically disclaims, any obligation to update any forward-looking statements to reflect occurrences, developments, events or circumstances after the date of such statement.

Contact

Crescendo Communications, LLC
212-671-1021
tghi@crescendo-ir.com